Exhibit 4.2

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1 dated as of June 30, 2008 (this “Amendment”) to the Credit Agreement dated as of January 2, 2008 (the “Credit Agreement”) among RADIANT SYSTEMS, INC. a Georgia corporation (the “Borrower”), the LENDERS party thereto, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Credit Agreement, and the Lenders are willing to so amend such provisions on the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1    Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement, as amended hereby, has the meaning assigned to such term in the Credit Agreement, as amended hereby.

2    Amendment to Section 6.01. Clause (d) of Section 6.01 of the Credit Agreement, captioned “Indebtedness,” is hereby amended and restated in its entirety as follows:

“(d) Indebtedness of the Borrower or any Subsidiary of the Borrower owing to the Borrower or another Subsidiary of the Borrower; provided that:

(i) in the case of Indebtedness owing to a Loan Party, such Indebtedness shall be evidenced by:

(A) one or more promissory notes or similar instruments that are pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement; or

(B) in the case of Indebtedness owing to a Loan Party by any Subsidiary of the Borrower that is organized under Luxembourg law, (x) one or more promissory notes or similar instruments that are pledged in accordance with clause (A) of this subsection or (y) one or more convertible preferred equity certificates or similar documents (such certificates and documents, “CPECs”) in which a security interest is granted to the Administrative Agent for the benefit of the Secured Parties pursuant to a pledge or security agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (1) if any such CPECs are, or are converted into, Equity Interests that constitute Voting Stock (as defined in the Pledge Agreement) of any First-Tier Foreign Subsidiary, any security interest granted to the Administrative Agent for the benefit of the Secured Parties in such CPECs shall be automatically limited to Voting Stock of such First-Tier Foreign Subsidiary representing not more than 65% of the total Voting Power (as defined in the Pledge Agreement) of all outstanding Voting Stock of such First-Tier Foreign Subsidiary, and (2) if the Administrative Agent shall require that such security interest in any CPEC be created pursuant to a pledge or security agreement that is governed by Luxembourg law, the Borrower shall be given a period of sixty (60) days to comply with such requirement (or such longer period of time as the Administrative Agent in its sole discretion shall permit);

(ii) in the case of any Indebtedness owing by a Loan Party to any Subsidiary of the Borrower that is not a Loan Party, such Indebtedness shall be on terms (including subordination terms) reasonably satisfactory to the Administrative Agent; and

(iii) such Indebtedness shall be otherwise permitted under the provisions of Section 6.04;”

3    Representations. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants that, after giving effect to each of the amendments and waivers set forth in this Amendment, (a) the representations and warranties of the Borrower and each other Loan Party contained in Article III of the Credit Agreement or any other Loan Document are true and correct on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and (b) no Default has occurred and is continuing.

4    Effectiveness. This Amendment shall become effective as of the date hereof on the date when the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of (i) the Borrower and (ii) the Required Lenders.

5    Effect of Amendment. From and after the effectiveness of this Amendment, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall refer to the Credit Agreement, as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders under the Credit Agreement or under any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

6    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

7    Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

8    Headings. Section headings are for convenience of reference only, and are not part of, and are not to be taken into consideration in interpreting, this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

RADIANT SYSTEMS, INC., a Georgia corporation, as Borrower

By:	/s/ Mark E. Haidet
Name:	Mark E. Haidet
Title:	Chief Financial Officer & Secretary

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ James R. Dolphin
Name:	James R. Dolphin
Title:	Senior Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian L. Martin
Name:	Brian L. Martin
Title:	Senior Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

SUNTRUST BANK, as a Lender

By:	/s/ Timothy M. O’Leary
Name:	Timothy M. O’Leary
Title:	Managing Director

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Thomas M. Paulk
Name:	Thomas M. Paulk
Title:	Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT

GUARANTY BANK as a Lender

By:	/s/ Jeremy Jackson
Name:	Jeremy Jackson
Title:	Vice President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO CREDIT AGREEMENT